Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
Tilly's, Inc.
Irvine, California

We hereby consent to the incorporation by reference in this Registration Statement of our report dated April 9, 2026, relating to the consolidated financial statements of Tilly's, Inc. (the Company) appearing in the Company's Annual Report on Form 10-K for the period ended January 31, 2026.

/s/ BDO USA, P.C.
Costa Mesa, California
June 26, 2026